Exhibit 5.1

SNR Denton US LLP 1221 Avenue of the Americas New York, NY 10020-1089	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

February 8, 2011

One Liberty Properties, Inc.

600 Cutter Mill Road

Great Neck, New York 11021

Annapolis, MD 21401

Re:                              Sale of Common Stock

registered pursuant to Registration Statement

on Form S-3 (File No. 333-169495)

Ladies and Gentlemen:

In our capacity as counsel to One Liberty Properties, Inc., a Maryland corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated as of February 8, 2011 (the “Prospectus Supplement”), in connection with the registration by the Company of 3,105,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (the “Common Stock”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, as amended, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein, (iv) the Prospectus Supplement (such prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland (excluding local laws) and the federal laws of the United States of America.  We call your attention to the fact that this firm does not engage in practice of law, generally, in the state of Maryland nor does this firm have any office therein.  A member of the firm who is admitted to practice in the state of Maryland has reviewed the opinions expressed herein.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR DENTON US LLP
SNR DENTON US LLP